Exhibit 99.2 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Elects

John F. Hartner as Chief Operating Officer

NORTH HUNTINGDON, PA, November 7, 2018 -- The ExOne Company (Nasdaq: XONE) (“ExOne” or the “Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, announced that its Board of Directors elected John F. Hartner as ExOne’s Chief Operating Officer.

S. Kent Rockwell, ExOne’s Chairman and CEO, stated, “John brings to ExOne a wealth of knowledge and experience specific to the 3D printing industry as well as global industrial manufacturing.  We are confident that this addition to our global leadership team will bolster our efforts to advance our binder jetting technology.”

Mr. Hartner has led technology companies around the world for 30 years in the electronics, cleantech, automation and digital printing industries.   For almost half of his career, he lived and worked in Asia and Europe.   In 2017, Mr. Hartner founded Digital Industrialist LLC, a company that advises and invests in digital manufacturing businesses.   From 2015 to 2017, he served as Chief Operating Officer of EnvisionTEC, a healthcare 3D printing leader.  Previously, Mr. Hartner had a 14-year career leading business units of Dover Corporation, rising to the role of President and CEO of the Dover Printing & Identification Segment.  Prior to that, he served in various leadership roles with FMC Technologies and Rockwell International.   Mr. Hartner received an M.B.A. from the University of Chicago and a Bachelor of Science degree in Mechanical Engineering from Villanova University.

About ExOne
ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (EACs) and Production Service Centers (PSCs).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President, Corporate Development	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com